QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED
UNDER 17 C.F.R. §§ 200.80(b)4, AND 240.24

LOAN AGREEMENT

        THIS LOAN AGREEMENT (the "Agreement") is entered into as of the 30th day of September 2002, (the "Effective Date"), by and between Eli Lilly and Company, an Indiana corporation ("Lilly"), and Isis Pharmaceuticals, Inc., a Delaware corporation ("Isis").

RECITALS

        1.    Lilly and Isis have contemporaneously with the execution of this Agreement entered into a Revised and Restated Supply Agreement (the "Supply Agreement") pursuant to which Isis will supply a certain active pharmaceutical ingredient to Lilly.

        2.    In order to assure sufficient financial resources to build the manufacturing facility necessary to perform its responsibilities under the Supply Agreement, Isis desires to obtain a loan from Lilly.

        3.    Lilly is willing to make a loan to Isis in accordance with the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement, the Parties, intending to be fully bound, agree as follows:

ARTICLE I. DEFINITIONS

        Section 1.01    Defined Terms.    As used in this Agreement, the following terms will have the meanings specified below:

          "Affiliate" means, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.

          "Budget" has the meaning set forth in Section 2.01.

          "Business Day" means any day other than a Saturday, Sunday, or day on which banking institutions in New York City are not required to be open.

          "Commitment" means the obligation of Lilly to make a Loan to Isis in the amount set forth in Section 2.01.

          "Commitment Amount" has the meaning set forth in Section 2.01.

          "Common Stock" means the common stock, par value $0.001 per share, of Isis.

          "Covenants" means the covenants of Isis set forth in Article VI hereof.

          "Debt" means the total amount of the Loan referred to in Section 2.01, including accrued interest, that remains outstanding at anytime.

          "Dedicated Facility" means the manufacturing facility to be built by ISIS for the purposes of manufacturing the API in satisfaction of the Supply Agreement.

          "Development Agreement" means the Development and License Agreement between the parties dated August 14, 2001, or any similar agreement between the parties related to a replacement compound (see Section 3.30 of the Development Agreement).

          "Disbursement" has the meaning assigned to such term in Section 2.02.

          "Equipment" means the equipment purchased under the Loan Agreement and specified in Exhibit D attached hereto.

          "Event of Default" has the meaning assigned to such term in Article VII.

          "Financial Officer" of any corporation means the chairman, president, chief financial officer, or vice president, finance of such corporation.

          "Fundamental change" has the meaning assigned to such term in Subsection 2.03(f).

          "Governmental Authority" means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

          "ISIS Change of Control" will occur if (a) ISIS consolidates or merges with, or into, any Lilly Competitor, winds up or dissolves (or suffers any liquidation or dissolution) or sells, leases, or otherwise transfers (in one transaction or a series of transactions) all or substantially all of its assets to a Lilly Competitor, or (b) the surviving entity of such transaction does not succeed to all rights, duties and obligations of ISIS under this Agreement and the Loan Agreement. "Lilly Competitor" means a market or technological competitor of Lilly that has a market capitalization equal to at least [***] of the market capitalization of Lilly at the time of the transaction described above.

          "Loan" means a loan of money from Lilly to Isis pursuant to this Agreement.

          "Payment Date" will mean the earliest of: (i) the date of termination of the Supply Agreement under Section 13.2 for material breach by Isis, Section 13.3(a) for an Event of Default or Section 13.3(b) for an Isis Change of Control; or (ii) the date that is the tenth anniversary of the Effective Date, provided, however, if any such date specified in (i) or (ii) herein is not a Business Day, the Payment Date will be the first Business Day thereafter.

          "Person" means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government or any agency or political subdivision thereof.

          "Principal" means the Debt, less any accrued interest.

          "Product" means the compound designated ISIS 3521, or any replacement compound pursuant to Section 3.30 of the Development Agreement.

          "Promissory Note" has the meaning assigned to such term in Section 2.01.

          "Transactions" has the meaning assigned to such term in Section 3.02 in relation to Isis and in Section 4.02 in relation to Lilly.

          "Validation" means cGMP validation of the Dedicated Facility as required for LILLY Third Party Supply Services Quality Control sign off of demonstration and validation lots.

        Section 1.02.    Terms Generally.    The definitions in Section 1.01 will apply equally to both the singular and plural forms of the terms defined. The words "include", "includes" and "including" will be deemed to be followed by the phrase "without limitation".

ARTICLE II. LOAN COMMITMENT,
DISBURSEMENTS AND REPAYMENT

        Section 2.01.    Commitment.

        (a)  Subject to the terms and conditions of this Agreement and relying on the representations and warranties set forth herein, Lilly agrees to make available to Isis a Loan in the aggregate principal amount of [***] (the "Commitment Amount"). The Loan is intended to cover the total actual costs (including Isis internal labor) Isis incurs to construct, equip and Validate the Dedicated Facility. A budget (the "Budget") for these costs is attached hereto as Exhibit B.    The Commitment Amount may be increased only by mutual written agreement of the parties. The Loan will bear interest at a rate of [***] per year compounded [***]. The Loan will be evidenced by a promissory note as hereafter described, prepared in substantially the form attached to this Agreement as Exhibit A and dated as of the date of the first Loan Disbursement and payable to the order of Lilly as described in Section 2.03 (the "Promissory Note").

        (b)  Isis will have no obligation to perform any work to construct, equip or Validate the Dedicated Facility if (i) such work is not specified in the Budget, (ii) such work is requested by Lilly, and (iii) Isis reasonably believes the performance of such work would cause Isis' costs (including Isis' internal labor) to construct, equip and Validate the Dedicated Facility to exceed the Commitment Amount.

        Section 2.02.    Loan Disbursements.

        (a)  Subject to the provisions of Subsection 2.02(b), the Loan will be disbursed by Lilly to Isis in three disbursements (each a "Disbursement"). The first Disbursement will be due within five business days of the Effective Date and will cover the actual cost of the equipment (moveable and nonmoveable) set forth in the Budget as well as the total actual costs (including Isis' internal labor) incurred by Isis through the Effective Date to construct, equip and Validate the Dedicated Facility. The second Disbursement will be due on December 15, 2002 and will cover the actual costs (including Isis' internal labor) incurred by Isis through December 10, 2002 to construct, equip and Validate the Dedicated Facility that were not already covered by the first Disbursement. The third Disbursement will be due within one (1) month following the completion of construction and Validation of the Dedicated Facility and will cover the actual costs (including Isis' internal labor) incurred by Isis through such completion to construct, equip and Validate the Dedicated Facility that were not already covered by an earlier Disbursement. Lilly will be under no obligation whatsoever to make any Disbursements after three (3) months following the completion of construction and Validation of the Dedicated Facility; and (ii) if less than the entire Commitment has been disbursed to Isis by the Payment Date, the Commitment will be deemed reduced to an amount equal to the aggregate amount of any Disbursements made prior to the Payment Date.

        (b)  Lilly may delay any Disbursement during any period of time that an Event of Default has occurred and has not been corrected by Isis, in which event any such delayed Disbursement will be made by Lilly to Isis on the first Business Day following the date on which the reason for the delay ceases to exist. Should Lilly delay a Disbursement under this Subsection 2.02(b) for any reason other than a breach of a Covenant by Isis, Isis' obligation to supply API under the Supply Agreement shall be postponed until the Disbursement has been made.

        (c)  On or before the date of the first Disbursement pursuant to Subsection 2.02(a), Isis will deliver to Lilly the Promissory Note and the Financial Officer's certificate called for under Subsection 5.01(c). On or before the date of any subsequent Disbursement pursuant to Subsection 2.02(a), Isis will deliver to Lilly the Financial Officer's certificate called for under Subsection 5.02(c).

        (d)  Provided the requirements above have been met, Lilly will make each Disbursement to Isis within five (5) days of a request for Disbursement or on the date specified in Section 2.02(a) above, whichever is later, by transferring the amount of such Disbursement by electronic funds transfer to the following account:

      Isis Pharmaceuticals, Inc.
      Wells Fargo Bank, 401 B Street, Ste 2201
      San Diego, CA 92101
      Account Number 4946-033701
      ABA Number: 121000248

or such Isis bank account as is from time to time designated by Isis to Lilly in writing.

        Section 2.03.    Repayment of Loan.

        Isis will repay to Lilly the entire unpaid amount of the Debt as follows:

        (a)  Isis will repay the Debt by paying Lilly an amount equal to the first milestone payment Isis receives from Lilly related [***]. Isis will repay the Debt by paying Lilly an amount equal to the second milestone payment due from Lilly, which will be related[***]; provided, however that, in the event that the second milestone payment is [***], then Isis' payment hereunder will equal [***] of the milestone received, and the balance of the outstanding Debt will be paid upon receipt of the next milestone payment from Lilly, unless Isis has already repaid the Debt; and

        (b)  Starting on the Effective Date, Isis will repay the Debt by paying [***] of the API Supply Cost (as defined in the Supply Agreement) to manufacture API, [***] of Isis' cost (determined on a similar basis) to manufacture any other product (commercial or non-commercial) manufactured for Lilly (including a Product as defined in the Supply Agreement), Isis or any third party, by Isis in the Dedicated Facility. Payments hereunder will be made within [***] days following the end of the calendar quarter in which such amounts accrued. Lilly, or an independent certified public accounting firm of its choice (to the extent that such firm is a nationally recognized independent accounting firm), will have the right to request an audit of the records supporting these payments, at its own expense and on an annual basis, to determine, with respect to any of the two (2) preceding calendar years, the correctness of any report or payment made under this Agreement. The expense of any such audit will be borne by Lilly; provided, however, that if an error in favor of Lilly of more than [***] is discovered, then such expenses shall be paid by Isis. If such audit concludes that any amount is due to either party, such payment will be made within [***] days after receipt of the audit report. The parties will treat all financial information subject to review under this Section 2.03(b) in accordance with the confidentiality provisions in Article 4 of the Development Agreement, which provisions are incorporated herein and made a part of this Agreement by reference.

        (c)  Until the Debt has been repaid in full, Isis will also continue to make payments under Subsections 2.03(a) and 2.03(b).

        (d)  All payments made under Subsections 2.03(a) and 2.03(b) above will be made by offsetting the payments due from Lilly against the corresponding payment due from Isis. Any outstanding amount of the Debt will be due and payable, without notice or demand, in its entirety on the Payment Date.

        (e)  In the event that Isis has not fully repaid the Debt on a Payment Date which results from the tenth anniversary of the Effective Date, then, at Isis' option, Isis will repay the Debt in full by making equal quarterly installments over the two years following the Payment Date using one of the following options. Isis will notify Lilly of how the Debt will be paid at least fifteen (15) days prior to that Payment Date.

            (i)  Payment in cash;

          (ii)  Conversion of the Promissory Note into the number of Common Shares equal to the total amount of the Debt being repaid divided by the average closing stock price of the Common Stock for the thirty (30) days prior to the date of payment. Such stock will be covered by and subject to the Registration Rights and Standstill Agreement, dated August 17, 2001, between the parties. The amount described above will be adjusted to reflect any subdivision of the outstanding shares of Common Stock (by stock split, dividend, or otherwise) or any combination of the outstanding shares of Common Stock into a smaller number of shares occurring during the thirty (30)-day pricing period.

  Isis will transfer the number of shares of Common Stock determined as described above on the Payment Date. Isis will notify Lilly of any reclassification of the outstanding shares of Common Stock, or consolidation, merger or share exchange of Isis with another Person, or any other transaction or series of related transactions in which shares of Common Stock are changed into, converted into, or exchanged for other securities or property in each case where Isis is not the surviving entity (each a "Fundamental Change").

  No fractional shares will be issued upon conversion of the Promissory Note into shares of Common Stock. If any fractional share of Common Stock would, except for the provisions of this Section, be delivered upon such conversion, Isis, in lieu of delivering such fractional share, will pay to Lilly an amount in cash equal to the fractional share amount times the applicable conversion price.

  In the event of conversion of the Promissory Note to Common Stock, Isis will deliver to Lilly an opinion of counsel from Isis' Vice President, Legal and General Counsel, dated as of the Payment Date, in substantially the same form and content as set forth in the attached Exhibit C; or

          (iii)  Transfer to Lilly of title and possession of the Equipment, without any further notice or action by Lilly. Isis agrees to provide Lilly with reasonable access to the Dedicated Facility during business hours with reasonable prior written notice, and will facilitate the removal of the Equipment from the Dedicated Facility in this event. This transfer of Equipment will equal payment in full on the Debt.

        (f)    In the event that Isis has not fully repaid the Debt on a Payment Date which results from termination of the Supply Agreement under Section 13.2 for material breach by Isis, Section 13.3(a) for an Event of Default or Section 13.3(b) for an Isis Change of Control, the entire Debt will be due and payable in cash on that Payment Date.

        Section 2.04.    Payment.    All payments under this Agreement shall be made in cash, via wire transfer to the following account:

      Mellon Bank
      Pittsburgh, PA
      ABA 043000261
      For Account of: Eli Lilly and Company
      Customer Number: 1971431
      Ref: ISIS Loan Repayment

or such other account as may be specified by Lilly, unless otherwise expressly agreed between the parties.

        Section 2.05.    Prepayment.

        (a)  Isis will have the right at any time, and from time to time, to prepay the Debt in cash prior to the Payment Date, in whole or in part, without penalty upon giving written notice to Lilly before noon Indianapolis time, at least one Business Day prior to prepayment. Prepayments will be in a minimum amount of one million U.S. Dollars ($1,000,000) or in integral multiples thereof, unless such repayment represents the remainder of the balance of the Debt.

        (b)  Each notice of prepayment will specify the prepayment date and the amount of the Debt to be prepaid, will be irrevocable and will commit Isis to prepay such amount of the Debt as is stated therein on the date specified therein. All prepayments under this Section 2.05 will be made by electronic funds transfer to Lilly's designated account, and will be applied first to any outstanding interest and then any outstanding Principal.

        Section 2.06.    Release From Liens.

        (a)  Once Isis has repaid the Debt in full, Lilly will facilitate and take all actions necessary to release the security interest and any related liens on the Equipment.

ARTICLE III. ISIS' REPRESENTATIONS AND WARRANTIES

        Section 3.01.    Organization and Powers.    Isis represents and warrants to Lilly that Isis:

        (a)  is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware,

        (b)  has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, and

        (c)  has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to borrow hereunder.

        Section 3.02.    Authorization.    Isis represents and warrants to Lilly that the execution, delivery and performance by Isis of this Agreement and the borrowing of the Loan and payment of the Debt (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate action, and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation or of the certificate of incorporation or other constitutive documents or bylaws of Isis; (B) any order of any Governmental Authority; or (C) any provision of any indenture, agreement or other instrument or contract to which Isis is a party; (ii) be in conflict with, result in a breach of, or constitute (alone or with notice or lapse of time or both) a default under, any such indenture, agreement or other instrument; or (iii) result in the creation or imposition of any lien upon any property or assets of Isis except in each case as specified in this Agreement or where such violation, conflict or lien would not materially impede Isis' ability to fully perform its obligations under this Agreement.

        Section 3.03.    Enforceability.    Isis represents and warrants to Lilly that this Agreement constitutes a legal, valid and binding obligation of Isis, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity).

        Section 3.04.    Governmental Approvals.    Isis represents and warrants to Lilly that no action, consent or approval of, registration or filing with, or other action by, any Governmental Authority is required in connection with the Transactions.

        Section 3.05.    Litigation.    Isis represents and warrants to Lilly that there are no actions, proceedings or investigations filed or, to the actual knowledge of Isis' chairman of the board, chief executive officer, chief financial officer or general counsel, threatened, against Isis in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken by Isis pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining Isis from the execution, delivery or performance of this Agreement.

        Section 3.06.    Use of Proceeds and Inspection Rights.    Isis represents and warrants to Lilly that all proceeds of the Loan will be used solely for equipping, constructing, and Validating the Dedicated Facility (including Isis' internal labor) consistent with the Budget. Isis will maintain accurate records in sufficient detail to reflect the use by Isis of the proceeds from the Loan (including the FTEs hours, by individual, needed to construct, equip and Validate the Dedicated Facility and allocation reconciliation of cost between the Dedicated Facility and the Facility). Each month Isis will provide the MWG (as defined in the Supply Agreement) a report based on such records (in which FTE hours will be reported by department) for the MWG's review and discussion, if any. After Isis has closed its financial books for Isis' 2002 fiscal year, Lilly or an independent certified public accounting firm of its choice (to the extent that such firm is a nationally recognized independent accounting firm), will have [***], during normal business hours, upon reasonable notice, and at Lilly's expense, to audit such records; provided, that the parties may mutually agree in writing to forego this [***] and rely on a letter from Isis' independent auditors regarding its audit of such records and the use of the Loan proceeds. If such audit concludes that any amount is due to either party, such payment will be made within thirty (30) days after receipt of the audit report. The parties will treat all financial information subject to review under this Section 2.03(b) in accordance with the confidentiality provisions in Article 4 of the Development Agreement, which provisions are incorporated herein and made a part of this Agreement by reference.

        Section 3.07.    Solvency.    Isis represents and warrants to Lilly that it is not currently insolvent, i.e., unable to pay its debts and obligations as they become due for payment.

ARTICLE IV. LILLY REPRESENTATIONS AND WARRANTIES

        Section 4.01.    Organization and Powers.    Lilly represents and warrants to Isis that Lilly:

        (a)  is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and

        (b)  has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

        Section 4.02.    Authorization.    Lilly represents and warrants to Isis that the execution, delivery and performance by Lilly of this Agreement and the making of the Loan (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate action, and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation or of the certificate of incorporation or other constitutive documents or bylaws of Lilly; or (B) any order of any Governmental Authority; or (C) any provision of any indenture, agreement or other instrument filed as an exhibit to Lilly's reports required to be filed under Section 13 of the Securities and Exchange Act of 1934; (ii) be in conflict with, result in a breach of, or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument; or (iii) result in the creation or imposition of any lien under any property or assets of Lilly except in each case where such violation, conflict or lien would not materially impede Lilly's ability to fully perform its obligations under this Agreement.

        Section 4.03.    Enforceability.    Lilly represents and warrants to Isis that this Agreement constitutes a legal, valid and binding obligation of Lilly, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity).

        Section 4.04.    Governmental Approvals.    Lilly represents and warrants to Isis that no action, consent or approval of, registration or filing with, or other action by, any Governmental Authority is required in connection with the Transactions.

        Section 4.05.    Litigation.    Lilly represents and warrants to Isis that there are no actions, proceedings or investigations filed or, to the actual knowledge of Lilly's chairman of the board, chief executive officer, chief financial officer or general counsel, threatened, against Lilly in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken by Lilly pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining Lilly from the execution, delivery or performance of this Agreement.

ARTICLE V. CONDITIONS OF LENDING

        Section 5.01.    The obligations of Lilly to incur the Commitment set forth in Section 2.01, and to make the first Disbursement pursuant to Section 2.02 of this Agreement are subject to the satisfaction of the conditions that on the date of such Loan Disbursement:

        (a)  The representations and warranties set forth in Article III will be true and correct in all material respects with the same effect as though made on and as of that date, except to the extent such representations and warranties expressly relate to an earlier date,

        (b)  No Event of Default will have occurred and be continuing, and

        (c)  Lilly will have received the signed Promissory Note and a Financial Officer's Certificate of Isis, dated as of no more than five (5) days prior to the planned date of the Disbursement, confirming compliance with the conditions precedent set forth in paragraphs (a) and (b) above.

        Section 5.02.    The obligations of Lilly to make Loan Disbursements subsequent to the first Disbursement pursuant to Section 2.02 of this Agreement are subject to the satisfaction of the conditions that on the date of each subsequent Loan Disbursement:

        (a)  The representations and warranties set forth in Article III will be true and correct in all material respects with the same effect as though made on and as of that date, except to the extent such representations and warranties expressly relate to an earlier date,

        (b)  No Event of Default will have occurred and be continuing, and

        (c)  Lilly will have received a Financial Officer's Certificate of Isis, dated as of no more than five (5) days prior to the planned date of the Disbursement, confirming compliance with the conditions precedent set forth in paragraphs (a) and (b) above.

ARTICLE VI. ISIS COVENANTS

        Section 6.01.    Isis hereby grants to Lilly a continuing security interest in the Equipment. Isis covenants and agrees that so long as this Agreement remains in effect or the Debt is unpaid, unless Lilly otherwise consents in writing, Lilly will have a lien on the Equipment and Isis will not create nor allow to be created any other lien or security interest in the Equipment. Isis agrees to promptly perform, on request of Lilly, such acts as Lilly may determine to be necessary and advisable to create, perfect, maintain, preserve, protect and continue the perfection of any lien and security interest provided for in this Agreement or otherwise to carry out the intent of this Agreement.

        Section 6.02.    Isis covenants and agrees with Lilly that so long as this Loan Agreement remains in effect or the Debt is unpaid, unless Lilly otherwise consents in writing, the Dedicated Facility and the Equipment will be used exclusively for manufacture under the Supply Agreement and/or manufacture of other Lilly compounds. During this period Isis will not use the Dedicated Facility or the Equipment for its own benefit or the benefit of a third party in any manner whatsoever without Lilly's prior written consent.

ARTICLE VII. EVENTS OF DEFAULT

        An "Event of Default" includes any of the following:

          (a)  failure by Isis to tender payment of the Debt when and as the same becomes due and payable;

          (b)  claim of excuse due to a force majeure event under Section 15.1 of the Supply Agreement for a period of more than [***];

          (c)  breach by Isis of a Covenant set forth in Article VI above; or

          (d)  termination of the Supply Agreement for material breach by Isis.

ARTICLE VIII. SUBORDINATION

        Section 8.01.    Subordination of Indebtedness.    The parties acknowledge and agree that the obligations evidenced by the Promissory Note and pursuant to this Agreement are, except to the extent of the value of the Equipment, hereby made expressly subordinate and subject in right of payment to the prior payment in full of all principal, interest and other charges relating to or arising under all obligations of Isis for borrowed money or other similar obligations now existing, except for any such obligations arising in connection with a collaboration with a third party pharmaceutical or biotechnology company, which may be pari passu with the obligations evidenced by the Promissory Note and pursuant to this Agreement. The parties hereto further expressly acknowledge and agree that the obligations of Isis evidenced by the Promissory Note and this Agreement rank, except to the extent of the value of the Equipment, pari passu with the obligations of Isis under that certain Convertible Promissory Note issued by Isis to Elan International Services, Ltd. on April 20, 1999. Notwithstanding the provisions of this Article VIII, Isis' failure to pay the Debt on the Payment Date will constitute a material breach of this Agreement by Isis, and Lilly may pursue any legal remedy available to it in relation to such material breach.

ARTICLE IX. MISCELLANEOUS

        Section 9.01.    Notices.    Except as otherwise expressly provided herein, notices and other communications provided for herein will be in writing and will be delivered by hand or overnight courier service or sent by telecopy, as follows:

        (a)  If to Isis

      2292 Faraday Avenue
      Carlsbad, CA 92008
      Attention: Chief Financial Officer
      Tel: 760-603-2460
      Fax: 760-931-9639

        with a copy to:

      2292 Faraday Avenue
      Carlsbad, CA 92008
      Attention: Vice President Legal, General Counsel
      Tel: 760-931-9200
      Fax: 760-268-4922

        (b)  If to Lilly:

      Eli Lilly and Company
      Lilly Corporate Center

      Indianapolis, IN 46285
      Fax: 317-433-3000
        telephone confirmation required at 317-276-2703
      Attention: Rebecca O. Kendall, Esq., Senior Vice President and
      General Counsel

        with a copy to:

      Fax: 317-277-5912
        telephone confirmation required at 317-276-9115
      Attention: Affinitac Product Team Leader

        All notices and other communications given to any Party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy to such Party as provided in this Section or in accordance with the latest unrevoked direction from such Party given in accordance with this Section.

        Section 9.02.    Survival of Agreement.    All covenants, agreements, representations and warranties made by Isis herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement will be considered to have been relied upon by Lilly and will survive the making by Lilly of the Commitment set forth in Section 2.01 regardless of any investigation made by Lilly, and will continue in full force and effect as long as the Debt or any other amount payable under this Agreement is outstanding and unpaid or the Commitment has not been terminated.

        Section 9.03.    Successors and Assigns.

        (a)  Neither Party will assign or delegate any of its rights and duties hereunder without the prior written consent of the other Party, and any attempt so to assign or delegate will be void, except that Lilly may assign its rights and obligations hereunder, in whole or in part, to an Affiliate without the approval or consent of Isis; provided that Lilly will remain liable for all funding obligations hereunder;

        (b)  Subject to Subsection 9.03(a), whenever in this Agreement one of the Parties hereto or thereto is referred to, such reference will be deemed to include the permitted successors and assigns of such Party, and all covenants, promises and agreements by or on behalf of a Party that are contained in this Agreement will bind and inure to the benefit of its permitted successors and assigns.

        Section 9.04.    Applicable Law.    All questions concerning the construction, validity and interpretation of this Agreement will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

        Section 9.05.    Waivers: Amendment.

        (a)  No failure or delay of Lilly in exercising any power or right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lilly hereunder are cumulative and are not exclusive of any rights or remedies which it would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom will in any event be effective unless the same is permitted by Subsection (b) below, and then such waiver or consent will be effective only in the specific instance and for the purpose for which given.

        (b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Isis and Lilly.

        Section 9.06.    Severability.    In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby. The parties will endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic, and legal, effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

        Section 9.07.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which when taken together will constitute but one contract.

        Section 9.08.    Headings.    Article and Section headings used herein are for convenience only, and do not constitute a part of this Agreement.

        Section 9.09.    Right of Setoff.    In addition to Lilly's rights of set off described in Section 2.03(d), Lilly is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply the monetary obligations owing by Lilly to Isis under Section 5.5 of the Supply Agreement against any outstanding Debt. In addition, if Isis fails to pay the Debt when due as described herein, and such failure continues for more [***] then Lilly is hereby authorized at any time and from time to time, so long as Isis fails to pay the Debt when due, to the fullest extent permitted by law, to set off and apply any and all monetary obligations owed by Lilly to Isis at any time under the Supply Agreement against any outstanding Debt; provided, that Lilly may not off set any monetary obligations that are the subject of a good faith dispute among the parties. Lilly agrees promptly to notify Isis after such setoff and application, but the failure to give such notice will not affect the validity of such setoff and application. Except as described in Section 2.03(d) and this Section 9.09, Lilly will have no other rights of setoff, however the rights of Lilly under this Section are in addition to other rights and remedies it may have.

        Section 9.10.    Confidentiality and Nondisclosure.    The parties agree that the existence and terms of this Agreement are confidential and that neither party will disclose any information related to this Agreement to any third party, nor use such information for any purpose other than those contemplated by this Agreement or as required by law.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ELI LILLY AND COMPANY
By:	/s/ CHARLES E. GOLDEN
Name:	Charles E. Golden
Title:	Executive Vice President and Chief Financial Officer
ISIS PHARMACEUTICALS, INC.
By:	/s/ B. LYNNE PARSHALL
Name:	B. Lynne Parshall
Title:	Executive Vice President & CFO

EXHIBIT A

THIS SUBORDINATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

SUBORDINATED PROMISSORY NOTE

[***]	, 2002

San Diego, California

        FOR VALUE RECEIVED, ISIS PHARMACEUTICALS, INC., a Delaware corporation ("Borrower"), hereby promises to pay to the order of ELI LILLY AND COMPANY, an Indiana corporation ("Lender"), in lawful money of the United States of America and in immediately available funds, the principal sum [***] (the "Loan") together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth in the Loan Agreement (as defined below).

        This Subordinated Promissory Note (this "Note") is the promissory note referred to in and is executed and delivered in connection with the Loan Agreement between the parties, dated as of    September, 2002 and executed by Borrower and Lender (as the same may from time to time be amended, modified or supplemented or restated, the "Loan Agreement"). All capitalized terms used herein and not otherwise defined herein will have the respective meanings given to them in the Loan Agreement.

  (1)
  Loan Requests. Loan Disbursements made under this Note will be disbursed in the manner and as provided in Section 2.02 of the Loan Agreement. At the time of any borrowing under this Note (or at the time of receipt of any payment of principal or conversion of this Note into equity securities of the Borrower), Lender will make or cause to be made, an appropriate notation on the Exhibit A attached hereto reflecting the amount of such borrowing (or the amount of such payment or conversion). The outstanding amount of this Note set forth on such Exhibit A will be prima facie evidence of the principal amount thereof outstanding, but the failure to record, or any error in so recording, will not limit or otherwise affect the obligations of Borrower to make payments of principal of or interest on this Note when due. Borrower and Lender acknowledge that the initial principal amount outstanding under this Note as of the date hereof will be                        Dollars ($                        ), as indicated on the attached Exhibit A.

  (2)
  Interest. The Loan outstanding from time to time from and after the Effective Date will bear interest as provided in Section 2.01 of the Loan Agreement.

  (3)
  Repayment. This Note will be paid as set forth in Section 2.03 of the Loan Agreement.

  (4)
  Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent, in the manner and to the indebtedness as set forth in Section 8.01 of the Loan Agreement.

  (5)
  Waiver. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and will pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses.

1

  (6)
  Governing Law. This Note is governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

ELI LILLY AND COMPANY	ISIS PHARMACEUTICALS, INC.
By:	By:

Printed Name:	Printed Name:

Title:	Title:

2

PRINCIPAL BORROWINGS SCHEDULE

Date	Borrowing		Repayment	Principal Balance
	$	[ ]

3

EXHIBIT B

BUDGET

[***]

1

EXHIBIT C

Opinion of Counsel

        (a)  Isis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted.

        (b)  The Common Stock to be issued has been duly authorized and is duly and validly issued, fully paid and non-assessable and free of statutory pre-emptive rights.

        (c)  The issuance of the Common Stock pursuant to the conversion provisions in the Loan Agreement will not conflict with, or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, (i) the Certificate of Incorporation or Bylaws of Isis or (ii) any provision of California or federal law, statute, rule or regulation or any provision of the Delaware General Corporation Law.

        (d)  Except as obtained and in effect on the date of issuance of the Common Stock, no consent, approval, order or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority is required on the part of Isis in connection with the issuance of the Common Stock pursuant to the conversion of the Loan Agreement.

1

EXHIBIT D

Equipment List

          [***]

1

QuickLinks

  Exhibit 10.2
LOAN AGREEMENT